LAWLER & ASSOCIATES

a professional law corporation

1530 - 9th Avenue, S.E.

Calgary, Alberta T2G 0T7

Telephone: 403-693-8000

 Facsimile: 403-272-3620

W. Scott Lawler, Esq.

Friday, March 31, 2006

The Board of Directors

Big Sky Energy Corporation

750, 440-2 Avenue SW

Calgary, Alberta T2P 5E9

Dear Board Members:

I have acted as counsel to Big Sky Energy Corporation, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of 50,989,800 shares of the Company's common stock (the "Common Stock"), as described below.  A registration statement on Form SB-2 has been prepared by the Company to be filed with the Securities and Exchange Commission on or about March 31, 2006 (the "Registration Statement").  This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of the 40,869,800 shares of the Common Stock (the “Issued Shares”) and 10,120,000 shares of Common Stock underlying certain unexercised warrants (the “Warrant Shares”) (the Issued Shares and the Warrant Shares are collectively referred to herein as the "Registered Shares"). The Registered Shares are to be offered to the public by certain shareholders of the Company without the use of any underwriters.

In connection with rendering this opinion I have examined executed copies of the Registration Statement and all exhibits thereto. I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein.  In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that the Registered Shares have each been duly authorized for issuance and sale. I am further of the opinion that and the Issued Shares are validly issued, fully paid and non-assessable and that the Warrant Shares, when properly exercised and upon the payment price therefore being paid to the Company, shall be validly issued, fully paid and non-assessable.

I hereby consent to the reference to my name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ W. Scott Lawler, Esq

W. Scott Lawler, Esq.